Exhibit 99.1

Unique Fabricating, Inc. Reports Second Quarter 2018 Financial Results
Company Reaffirms Full-Year Revenue and Profitability Guidance

Auburn Hills, MI - August 9, 2018 -- Unique Fabricating, Inc. ("Unique” or the "Company”)(NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management and air/water sealing applications for the automotive and industrial appliance market, today announced its financial results for the second quarter ended July 1, 2018.
Second Quarter 2018 Financial Highlights

•	Revenue of $45.7 million in the second quarter of 2018, up 2.8% compared to $44.5 million in the second quarter of 2017

•	Net income of $1.8 million, or $0.18 per basic and diluted share in the second quarter of 2018, compared to $1.7 million, or $0.17 per basic and diluted share in the second quarter of 2017

•
Adjusted EBITDA of $5.6 million in the second quarter of 2018, including $1.7 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards, compared to $5.0 million in the second quarter of 2017, including $1.6 million for non-cash charges specifically related to depreciation and amortization and non-cash stock awards(1)

•	Adjusted diluted earnings per share of $0.23 in the second quarter of 2018 versus $0.19 in the second quarter of 2017(1)

•	Declared a quarterly cash dividend of $0.15 per share payable on September 7, 2018 for stockholders of record as of August 31, 2018

(1) For a reconciliation of GAAP to Non-GAAP results for Adjusted EBITDA and Adjusted diluted earnings per share please refer to the financial tables below.

“Our second quarter financial results reflect solid execution and operational performance, demonstrating that we are on track to achieve our full-year guidance, assuming current full year industry production forecasts are met,” commented John Weinhardt, Chief Executive Officer. “Our sales for the second quarter were adversely affected by a fire at a key metal component supplier that, in turn, caused substantial production disruptions to Ford's light truck production, as well as that of General Motors, FCA, Mercedes and BMW. The affected vehicle assembly plants are now reportedly fully operational, and they are expected to make up the lost volume during the second half of the year. In addition, production schedules have been recalibrated following adjustments made by auto manufacturers to reduce inventory levels in prior quarters, and our new program launches are progressing on budget and according to schedule. We continue to carefully observe the reaction to new tariffs and stand ready to prudently adjust our operations accordingly should there be any fluctuations in consumer demand. We have continued to focus our attention and resources on continual process improvement, the alignment of our production assets with demand and appropriately managing our cost structure. As a result, we are delivering on our commitments to both our customers and our shareholders.”

“The transfer of production from two facilities located in Michigan and Arkansas to other manufacturing locations is complete and the remaining assets are in the process of being sold at a premium to the carrying value on our books,” Weinhardt added. “We plan to use the proceeds from the sale to reduce our debt. The restructuring charges associated with the plant closings are largely behind us, and we are beginning to realize the cost savings we expected in the second half of the year. Moving forward, our production footprint is appropriately aligned with our booked backlog and the growth we anticipate from potential new business in our pipeline.”

“Despite the reduced revenue in the second quarter due to customer plant closures, we anticipate performing within our guidance for full year 2018 in light of our current customer releases, independent industry forecasts, our solid first half results, and the cadence of new program launches in the second half of the year,” concluded Weinhardt.

Second Quarter Financial Summary

Total revenue for the quarter ended July 1, 2018 increased to $45.7 million, up 2.8%, or $1.2 million from $44.5 million during the same period last year. The increase was primarily driven by increased market penetration, partially offset by a decline in North American auto production of 2.9% quarter over quarter.

Gross profit for the quarter ended July 1, 2018 was $11.2 million, or 24.4% of total revenue, compared to $10.7 million, or 24.0% of total revenues, for the corresponding period last year. The increase in gross profit as a percentage of sales was primarily related to higher sales, the continued shift in our product mix to higher valued products, as well as operational efficiencies.

Restructuring expense for the quarter ended July 1, 2018 of $0.5 million was related to previously announced manufacturing facility closures in Port Huron, Michigan and Fort Smith, Arkansas and compares to $0 in the same period last year.

Net income for the quarter ended July 1, 2018 was $1.8 million, or $0.18 per basic and diluted share, compared to $1.7 million, or $0.17 per basic and diluted share, in the second quarter of 2017. The increase in net income was primarily due to higher sales and the gross profit increases described above, partially offset by the restructuring expenses described above.

Adjusted EBITDA for the quarter ended July 1, 2018 was $5.6 million compared to $5.0 million in the second quarter of 2017. The increase is primarily a result of higher sales and margins described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the quarter ended July 1, 2018 was $0.23 compared to $0.19 in the second quarter of 2017. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.

Year to Date Financial Summary

Total revenue for the first six months of 2018 increased to $93.1 million, up 0.7%, or $0.7 million from $92.4 million during the same period last year. The increase was primarily driven by increased market penetration, partially offset by a decline in North American auto production of 2.5% year over year.

Gross profit for the first six months of 2018 was $22.3 million, or 23.9% of total revenue, compared to $21.8 million, or 23.6% of total revenues, for the corresponding period last year. The increase in gross profit as a percentage of sales was primarily related to the higher sales, the continued shift in our product mix to higher valued products, and operational efficiencies.

Restructuring expense for the first six months of 2018 of $1.0 million was related to previously announced manufacturing facility closures in Port Huron, Michigan and Fort Smith, Arkansas and compares to $0 in the same period last year.

Net income for first six months of 2018 was $3.3 million, or $0.33 per basic and diluted share, compared to $3.7 million, or $0.38 per basic and diluted share, in the corresponding period last year. The decrease in net income was primarily due to the restructuring expenses described above, partially offset by the higher sales and gross profit increases described above.

Adjusted EBITDA for the first six months of 2018 was $10.5 million compared to $10.4 million in the same period last year. The increase is primarily a result of higher sales and margins described above. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Adjusted diluted earnings per share for the first six months of 2018 was $0.43 compared to $0.42 in the same period last year. Please refer to the financial tables below for a reconciliation of GAAP to Non-GAAP results.

Further non-cash purchase accounting impacts associated with the Company's acquisitions are detailed in the Purchase Accounting Impacts and Other Effects table below accompanying this release.
Balance Sheet Summary
As of July 1, 2018 the Company had approximately $1.0 million in cash and cash equivalents, as compared to December 31, 2017 when the Company had $1.4 million in cash and cash equivalents. Total debt outstanding as of July 1, 2018 was $55.4 million compared to $53.6 million as of December 31, 2017.

As of July 1, 2018, the Company had $3.6 million of available unused capacity, further subject to borrowing base restrictions and outstanding letters of credit, under its $30.0 million revolving credit facility.
2018 Outlook
For the full year 2018, Unique Fabricating is reaffirming its outlook based on industry production forecasts of 17.2 million light vehicles manufactured for the year, based on independent industry research published in July, and the mix of production by light vehicle platform contained in such research.

Revenue	$181 million to $185 million
Adjusted diluted earnings per share	$0.82 to $0.86
Adjusted EBITDA	$20.0 million to $21.0 million

The Company does not present a quantitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measures due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation.
Dividend
Unique's Board of Directors approved payment of a quarterly cash dividend of $0.15 per share on August 9, 2018. The dividend will be payable on September 7, 2018 to stockholders of record as of the close of business on August 31, 2018.
Quarterly Results Conference Call
Unique Fabricating will host a conference call and live webcast to discuss these results today at 9:00 a.m. Eastern Time. To access the call, please dial 1-877-705-6003 (toll-free) or 1-201-493-6725 and reference conference ID 13682253. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com

Following the conclusion of the live call, a replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days. A telephonic replay of the conference call will also be available from 12:00PM ET on August 9, 2018 until 11:59PM ET on August 16, 2018 by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international) and using the pin number 13682253.
About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance markets. The Company’s solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes, including die cutting, thermoforming, compression molding, fusion molding, and reaction injection molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
We present Adjusted EBITDA and Adjusted Diluted Earnings Per Share in this press release to provide a supplemental measure of our operating performance. We define Adjusted EBITDA as earnings before interest expense, income tax expense, depreciation and amortization expense, non-cash stock award, non-recurring integration expense, transaction fees related to our acquisitions, restructuring expenses, and one-time consulting and licensing ERP system implementation costs as we implement a new ERP system at all locations. We calculate Adjusted Diluted Earnings Per Share based upon earnings before non-cash stock awards, non-recurring expenses, transaction fees, and restructuring expenses, including the tax impact associated with these adjusting items. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. In addition, the financial covenants in our senior secured credit facility are based on Adjusted EBITDA, as presented in this press release, subject to dollar limitations on certain adjustments and certain other addbacks permitted by our senior secured credit facility. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique Fabricating's results as reported under GAAP.
Safe Harbor Statement
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. Forward-looking statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause the Company's or the Company's industry's actual results, levels of activity, performance or achievements including statements relating to the Company’s 2018 Outlook to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by this press release. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “outlook,” and similar expressions are used to identify these forward looking statements. Such forward-looking statements include statements regarding, among other things, our expectations about revenue, Adjusted EBITDA, and adjusted diluted earnings per share. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and in particular the Section entitled “Risk Factors”, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.
Investor Contact:
Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com
Source: Unique Fabricating, Inc.

UNIQUE FABRICATING, INC.
Consolidated Statements of Operations (Unaudited)

	Thirteen Weeks Ended July 1, 2018	Thirteen Weeks Ended July 2, 2017	Twenty-Six Weeks Ended July 1, 2018	Twenty-Six Weeks Ended July 2, 2017
Net sales	$45,742,370	$44,518,039	$93,046,523	$92,375,135
Cost of sales	34,553,348	33,851,948	70,777,354	70,601,883
Gross profit	11,189,022	10,666,091	22,269,169	21,773,252
Selling, general, and administrative expenses	7,378,506	7,595,317	15,345,488	15,187,021
Restructuring expenses	538,117	—	980,384	—
Operating income	3,272,399	3,070,774	5,943,297	6,586,231
Non-operating (expense) income
Other (expense) income, net	(28,299)	29,859	(64,333)	44,075
Interest expense	(860,714)	(703,211)	(1,596,473)	(1,318,907)
Total non-operating expense, net	(889,013)	(673,352)	(1,660,806)	(1,274,832)
Income – before income taxes	2,383,386	2,397,422	4,282,491	5,311,399
Income tax expense	632,377	729,012	1,019,593	1,596,152
Net income	$1,751,009	$1,668,410	$3,262,898	$3,715,247
Net income per share
Basic	$0.18	$0.17	$0.33	$0.38
Diluted	$0.18	$0.17	$0.33	$0.38
Cash dividends declared per share	$0.15	$0.15	$0.30	$0.30

UNIQUE FABRICATING, INC.
Consolidated Balance Sheets (Unaudited)

	July 1, 2018	December 31, 2017
Assets
Current assets
Cash and cash equivalents	$980,533	$1,430,937
Accounts receivable – net	32,120,004	27,203,296
Inventory – net	16,740,865	16,330,084
Prepaid expenses and other current assets:
Prepaid expenses and other	3,337,405	3,962,012
Refundable taxes	508,937	646,253
Asset held for sale	733,059	—
Total current assets	54,420,803	49,572,582
Property, plant, and equipment – net	24,361,811	22,975,401
Goodwill	28,871,179	28,871,179
Intangible assets– net	17,574,955	19,635,782
Other assets
Investments – at cost	1,054,120	1,054,120
Deposits and other assets	219,491	353,719
Deferred tax asset	418,435	342,552
Total assets	$126,920,794	$122,805,335
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,616,243	$11,708,175
Current maturities of long-term debt	4,606,248	3,799,998
Income taxes payable	123,593	348,910
Accrued compensation	3,204,671	2,840,559
Other accrued liabilities	824,538	1,027,489
Total current liabilities	22,375,293	19,725,131
Long-term debt – net of current portion	24,718,880	27,288,846
Line of credit-net	26,058,832	22,476,525
Deferred tax liability	2,453,095	2,432,754
Total liabilities	75,606,100	71,923,256
Stockholders’ Equity
Common stock, $0.001 par value – 15,000,000 shares authorized and 9,771,587 and 9,757,563 issued and outstanding at July 1, 2018 and December 31, 2017, respectively	9,772	9,758
Additional paid-in-capital	45,812,494	45,712,568
Retained earnings	5,492,428	5,159,753
Total stockholders’ equity	51,314,694	50,882,079
Total liabilities and stockholders’ equity	$126,920,794	$122,805,335

UNIQUE FABRICATING, INC.
Consolidated Statements of Cash Flows (Unaudited)

	Twenty-Six Weeks Ended July 1, 2018	Twenty-Six Weeks Ended July 2, 2017
Cash flows from operating activities
Net income	$3,262,898	$3,715,247
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	3,285,818	3,107,637
Amortization of debt issuance costs	71,072	66,039
Loss (gain) on sale of assets	12,138	(17,105)
Bad debt adjustment	125,698	64,731
Gain on derivative instrument	(25,098)	(189,161)
Stock option expense	65,940	75,016
Deferred income taxes	(55,542)	240,067
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	(5,042,406)	(3,580,565)
Inventory	(410,782)	344,766
Prepaid expenses and other assets	921,250	(1,575,970)
Accounts payable	2,214,196	213,985
Accrued and other liabilities	(64,156)	(751,609)
Net cash provided by operating activities	4,361,026	1,713,078
Cash flows from investing activities
Purchases of property and equipment	(3,368,448)	(2,415,599)
Proceeds from sale of property and equipment	11,850	23,647
Net cash used in investing activities	(3,356,598)	(2,391,952)
Cash flows from financing activities
Net change in bank overdraft	(306,128)	(805,182)
Payments on term loans	(1,800,000)	(1,774,546)
Proceeds from revolving credit facilities, net	3,547,519	6,246,763
Proceeds from exercise of stock options and warrants	34,000	37,001
Distribution of cash dividends	(2,930,223)	(2,923,259)
Net cash (used in) provided by financing activities	(1,454,832)	780,777
Net increase (decrease) in cash and cash equivalents	(450,404)	101,903
Cash and cash equivalents – beginning of period	1,430,937	705,535
Cash and cash equivalents – end of period	$980,533	$807,438
Supplemental disclosure of cash flow Information – cash paid for
Interest	$1,510,524	$1,237,849
Income taxes	$962,500	$1,670,064

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA

	Thirteen Weeks Ended July 1, 2018	Thirteen Weeks Ended July 2, 2017	Twenty Six Weeks Ended July 1, 2018	Twenty Six Weeks Ended July 2, 2017
GAAP Net income	$1,751,009	$1,668,410	$3,262,898	$3,715,247
Plus: Interest expense, net	860,714	703,211	1,596,473	1,318,907
Plus: Income tax expense	632,377	729,012	1,019,593	1,596,152
Plus: Depreciation and amortization	1,651,444	1,578,794	3,285,818	3,107,637
Plus: Non-cash stock award	32,681	37,508	65,941	75,016
Plus: Non-recurring integration expenses	—	—	—	2,829
Plus: Transaction fees	—	—	—	23,235
Plus: Restructuring expenses	538,117	—	980,384	—
Plus: One-time consulting and licensing ERP system implementation costs	138,983	300,871	319,684	538,995
Adjusted EBITDA	$5,605,325	$5,017,806	$10,530,791	$10,378,018

UNIQUE FABRICATING, INC.
Reconciliation of GAAP Net Income to Adjusted Diluted Earnings Per Share

	Thirteen Weeks Ended July 1, 2018	Thirteen Weeks Ended July 2, 2017	Twenty Six Weeks Ended July 1, 2018	Twenty Six Weeks Ended July 2, 2017
GAAP Net income	$1,751,009	$1,668,410	$3,262,898	$3,715,247
Plus: Non-cash stock award	32,681	37,508	65,941	75,016
Plus: Non-recurring integration expenses	—	—		2,829
Plus: Transaction fees	—	—		23,235
Plus: Restructuring expenses	538,117	—	980,384
Plus: One-time consulting and licensing ERP system implementation costs	138,983	300,871	319,684	538,995
Less: Tax impact	(188,324)	(102,894)	(322,125)	(192,342)
Adjusted Net income	$2,272,466	$1,903,895	$4,306,782	$4,162,980

Diluted weighted average shares outstanding	9,916,999	9,910,198	9,914,688	9,905,463
Net income per share
Diluted - GAAP	$0.18	$0.17	$0.33	$0.38
Diluted - Adjusted	$0.23	$0.19	$0.43	$0.42

UNIQUE FABRICATING, INC.
Purchase Accounting Impacts and Other Effects

	Thirteen Weeks Ended July 1, 2018	Thirteen Weeks Ended July 2, 2017	Twenty Six Weeks Ended July 1, 2018	Twenty Six Weeks Ended July 2, 2017
Non-cash purchase accounting impacts
Customer relationships amortization	$836,797	$836,975	$1,673,594	$1,673,047
Trade name amortization	72,926	72,926	145,852	145,853
Non-compete amortization	44,162	44,162	88,324	88,324
Unpatented technology	76,529	76,529	153,058	153,058
Less: Tax impact	(273,369)	(313,696)	(474,660)	(623,675)
Net income effect	$757,045	$716,896	$1,586,168	$1,436,607

Net income per share impact
GAAP - Basic	$0.08	$0.07	$0.16	$0.15
GAAP - Diluted	$0.08	$0.07	$0.16	$0.15